AMENDMENT NO. 1 TO
                     EMPLOYMENT AND NONCOMPETITION AGREEMENT



                                                   January 2, 1998




David Olney
19 Carriage Drive
Lincoln, RI 02865

Re:  Amendment No. 1 to Employment and Noncompetition Agreement dated
        March 1, 1997 among BRI OP Limited Partnership, Berkshire Realty Company, Inc. and David Olney (the "Agreement").

Dear Mr. Olney:

           The Board of Directors of Berkshire Realty Company, Inc. (the "Company") is pleased to inform you that in consideration of the services that you have rendered to the Company, the above-captioned Agreement is amended as set forth below to (a) reflect your election by the Board of Directors as Executive Vice President and Chief Investment Officer of the Company effective as of January 2, 1998, and (b) to make a loan with a forgiveness feature available to you on the terms and conditions described below.

           Section 2 of the Agreement is amended in its entirety to read as follows:

           "Section 2. Capacity and Duties. Employee shall serve the Company as Executive Vice President and Chief Investment Officer, and his duties and responsibilities shall be those consistent with those positions, subject to the direction and control of the Board of Directors of the Company (the "Board of Directors"). Employee shall report directly to the Chief Executive Officer or such individual as may be designated from time to time by the Board of Directors.

           Section 7 of the Agreement is amended in its entirety to read as follows:

           "Section 7. Stock Purchase Loan with Forgiveness Feature. The Company shall make a stock purchase loan with a forgiveness feature to the Employee on the following terms and conditions (the "Loan"):

           (a) The principal amount of the Loan shall be $500,000.00. The loan proceeds will be used solely to finance the simultaneous purchase of shares of common stock of the Company (the "Common Stock").



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




           (b) The term of the Loan shall be twenty years. In addition, the Loan will terminate and shall be due and payable when the Employee's employment hereunder terminates for any reason, with or without cause. Upon termination of Employee's employment, any outstanding principal amount of the Loan, and any unpaid interest through the date of payment, shall be due and payable on the date six months from the date of termination. However, in the event of a Change of Control to owners other than members of The Berkshire Group of companies or the George or Douglas Krupp families, the entire outstanding principal amount and any interest then due or accrued shall be forgiven.

           (c) The interest rate on the Loan shall be 7.873% per annum. Interest shall be payable quarterly in arrears on March 15, June 15, September 15 and December 15, such payments to be reduced by the amounts offset against them pursuant to subparagraph (b) above.

           (d) The Loan shall be recourse to the Employee and shall be unsecured. The Loan shall be evidenced by a promissory note in substantially the form of Appendix 1 hereto executed by the Employee.

           (e) The Common Stock purchased with Loan proceeds will be unregistered treasury shares or newly issued shares. The purchase price for the shares of Common Stock will be the closing price per share on the New York Stock Exchange on the day of the purchase. Employee is hereby granted a one-time piggy-back registration right for the Common Stock purchased with Loan proceeds at the first opportunity that the Company has to provide such registration of Employee's shares subject to the sole, reasonable discretion, and at the expense, of the Company. The certificates representing the unregistered shares of Common Stock shall bear the following legend:

                     "The shares of common stock represented by this instrument have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such shares are registered under such Act or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required."

           (f) Beginning with January 1, 1999 and on each January 1 thereafter on which the Employee remains employed by the Company, five percent of the original principal amount of the Loan shall be forgiven in recognition of Employee's continued employment as Executive Vice President and Chief Investment Officer by the Company.

           (g) Beginning with the fiscal year ended on January 1, 1999 and on each January 1 thereafter on which the Employee remains employed by the Company, an additional percentage in the amount noted below of the original principal amount of the Loan shall be forgiven if the Total Shareholder Return (as defined below) for the fiscal year ended on the immediately preceding December 31 exceeds certain levels as follows:


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



                  Annual Loan Forgiveness Based on Performance

Total Shareholder                                     Additional Percent
Return Requirement                                    of Loan Forgiven

     0 - 13.49%                                               0 %
  13.5 - 14.99%                                              1.0%
  15.0 - 16.99%                                              2.0%
  17.0 - 19.99%                                              3.5%
  20.0% or over                                              5.0%


             Note: For purposes of the calculation of annual Loan forgiveness based on performance, Total Shareholder Return shall be defined as the sum of (i) the percentage increase during the fiscal year of the price for a share of Common Stock on the New York Stock Exchange measured from the closing price on December 31 of the prior fiscal year to the closing price on December 31 of the fiscal year just ended, and
                     (ii) the percentage of the closing price on December 31 of the prior fiscal year represented by the aggregate of dividends paid on a share of Common Stock during the fiscal year just ended.

           (h) The maximum annual forgiveness in outstanding principal amount of the Loan which can be forgiven in any one year pursuant to subparagraphs (f) and (g) above is 10%. If the Employee is terminated during the course of a year, the forgiveness of principal amount pursuant to subparagraph (f) above shall be prorated. If Employee is terminated after March 31, the forgiveness of principal amount pursuant to subparagraph (g) shall be prorated with the Total Shareholder Return Requirement measured on an annualized basis.

           Please indicate your agreement with this Amendment No. 1 to the Agreement and your acceptance of the terms and conditions of the Loan set forth herein by signing this amendment and returning it to the Chairman of the Compensation Committee.

Very truly yours,

BRI OP LIMITED PARTNERSHIP                BERKSHIRE REALTY COMPANY, INC.

By: Berkshire Apartments, Inc.
        Its General Partner
                                          By:_____________________________
                                                Its: Chairman of the
                                                     Compensation Committee
By:_______________________________
      Its: Chairman of the
           Compensation Committee

                                          Employee:


                                          --------------------------------
                                          DAVID OLNEY




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